                               Form of Opinion

___________, 2001

North American Senior Floating Rate
     Fund, Inc.
286 Congress Street
Boston, MA  02210

Ladies and Gentlemen:

This opinion is being furnished to you in connection with a public offering by North American Senior Floating Rate Fund, Inc., a Maryland corporation (the "Company"), of 5,000,000 shares of Class D common stock, $0.01 par value per share, of the Company (the "Shares"), pursuant to a registration statement filed by the Company on Form N-2 under the Securities Act of 1933 with the Securities and Exchange Commission (the "Commission") (the "Registration Statement").

We have acted as counsel to the Company in connection with the offer and sale of the Shares. We have examined signed copies of the Registration Statement, and the exhibits thereto, all as filed with the Commission. We also have examined and relied on copies of minutes of meetings and resolutions of the Board of Directors of the Company.

Based on the foregoing, it is our opinion that the Shares to be issued and sold by the Company pursuant to the Registration Statement have been duly authorized and, upon issuance in accordance with the terms set forth in the Registration Statement and on receipt of the consideration specified therein, and upon filing and acceptance by the Maryland Department of Assessments and Taxation of the Articles Supplementary relating to the Class D shares included as an exhibit to the Registration Statement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as part of the Registration Statement.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Very truly yours,